Exhibit 99.1

NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601-5382 312/346-8100
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For Further Information:

AT OLD REPUBLIC:                        AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro                             George Zagoudis
Chairman & CEO                          General Information
(312) 346-8100                          (312) 640-6663
                                        gzagoudis@financialrelationsboard.com

AT FINANCIAL RELATIONS BOARD:           AT FINANCIAL RELATIONS BOARD:
Leslie Loyet                            Tim Grace
Analysts/Investors                      Media Inquiries
(312) 640-6672                          (312) 640-6667
lloyet@financialrelationsboard.com      tgrace@financialrelationsboard.com
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FOR IMMEDIATE RELEASE                                                 ORI:  NYSE
FRIDAY, JULY 22, 2005

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                         OLD REPUBLIC ANNOUNCES RECEIPT
                             OF 1988-1990 TAX REFUND

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Chicago,  July 22, 2005 - Old Republic  International  Corporation  (NYSE:  ORI)
today announced that it has obtained a favorable resolution of the Company's claim for a Federal income tax refund pertaining to the three years ended December 31, 1990. As a result, Old Republic will record a combined recovery of income taxes and related accumulated interest of approximately $57.9 million in its second quarter 2005 statement of income. The net of tax effect of this recovery will result in a non-recurring addition to net income of approximately $46.0 million or $.25 per diluted share.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, mortgage guaranty and title insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $10.6 billion and capitalization of $4.0 billion. Its current stock market valuation is approximately $4.3 billion.


For the latest news  releases  and other  corporate  documents  on Old  Republic
                    International visit www.oldrepublic.com





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